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As filed with the Securities and Exchange Commission on December 20, 2001

Registration Nos. 333-74722 and 333-74722-01

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
To
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SIMON PROPERTY GROUP, INC. (Exact name of registrant as specified in its charter)	SPG REALTY CONSULTANTS, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)
04-6268599 (I.R.S. Employer Identification No.)	13-2838638 (I.R.S. Employer Identification No.)

National City Center
115 West Washington Street, Suite 15 East; Indianapolis, IN 46204; (317) 636-1600
(Address of Principal Executive Offices)

James M. Barkley
Simon Property Group
National City Center 115 West Washington Street, Suite 15 East; Indianapolis, IN 46204; (317) 636-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Worrell
Baker & Daniels
300 North Meridian Street, Suite 2700
Indianapolis, Indiana 46204
(317) 237-1110

Approximate date of commencement of proposed sale to the public:
From time to time or at one time after the effective date of the Registration Statement.

   If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

   This Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

422,191 Paired Shares Common Stock SIMON PROPERTY GROUP, INC. SPG REALTY CONSULTANTS, INC.

    This prospectus relates to resales of our shares of common stock by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

    The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. Our common stock is traded on the New York Stock Exchange under the symbol "SPG." On December 19, 2001, the closing sale price as reported by the NYSE was $29.56 per share.

    You should read carefully this prospectus before you invest.

    Investing in our securities involves risk. See "Risk Factors" beginning on page 3.

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Our principal executive offices are located at National City Center, Suite 15 East, 115 West Washington Street, Indianapolis, Indiana 46204 and our telephone number is (317) 636-1600.

The date of this prospectus is December 20, 2001.

    We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, our paired shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

WHO WE ARE

    We own, operate, manage, lease, acquire, expand and develop real estate properties, primarily regional malls and community shopping centers. Simon Property Group, Inc. or "SPG" has elected to be taxed as a "real estate investment trust" or "REIT" for federal income tax purposes. SPG Realty Consultants, Inc. or "SRC" is SPG's "paired share" affiliate.

    The core of our business originated with the shopping center businesses of Melvin Simon, Herbert Simon, David Simon and other members and associates of the Simon family. We have grown significantly by acquiring properties and merging with other real estate companies, including our merger with DeBartolo Realty Corporation in 1996 and our combination with Corporate Property Investors, Inc. and its paired share affiliate in 1998.

    As of September 30, 2001, SPG and SPG's majority-owned subsidiary, Simon Property Group, L.P. or the "Operating Partnership," owned or held interests in 250 income-producing properties, consisting of 164 regional malls, 72 community shopping centers, five specialty retail centers, four office and mixed-use properties, and five value-oriented super-regional malls located in a total of 36 states. As of the same date, the Operating Partnership also owned interests in six retail real estate properties in Europe and Canada, one property under construction and 11 parcels of land held for future development.

    The predecessor of SPG was organized as a Massachusetts business trust in 1971 and reorganized as a Delaware corporation on March 10, 1998. SRC was organized as a Delaware corporation in October 1975. Our principal executive offices are located at National City Center, Suite 15 East, 115 West Washington Street, Indianapolis, Indiana 46204; our telephone number is (317) 636-1600. Our World Wide Web site address is www.shopsimon.com. The information in our web site is not incorporated by reference into this prospectus.

    If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

    In this prospectus, "we," "us," "our" and "the Companies" refer to Simon Property Group, Inc. and SPG Realty Consultants, Inc. and their subsidiaries. "SPG" refers specifically to Simon Property Group, Inc., "SRC" refers specifically to SPG Realty Consultants, Inc., and the "Operating Partnership" refers specifically to SPG's majority-owned subsidiary, Simon Property Group, L.P.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares by the selling stockholders.

    The selling stockholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel, fees and expenses of our accountants, and blue sky fees and expenses.

RISK FACTORS

    You should consider carefully the following risks, along with the other information contained or incorporated by reference in this prospectus before you decide to purchase any of our securities. The risks and uncertainties described below are not the only ones affecting us. Additional risks and uncertainties may also adversely affect our business and operations. If any of the following events actually occurs, our business, financial condition and results of operations would likely suffer, possibly materially.

WE HAVE A SUBSTANTIAL DEBT BURDEN THAT COULD AFFECT OUR FUTURE OPERATIONS.

    We are subject to the risks normally associated with debt financing, including the risk that our cash flow from operations will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of such indebtedness and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. Certain significant expenditures associated with a property (such as mortgage payments) generally will not be reduced when circumstances cause a reduction in income from such property. Should such events occur, our operations and ability to make expected distributions to stockholders may be adversely affected. If a property is mortgaged to secure payment of indebtedness and we are unable to make payments on such indebtedness, the property could be transferred to the mortgagee with a possible consequent loss of income and asset value to us.

    Certain of our loans have floating interest rates. In certain cases, we will continue to be a party to existing interest rate protection agreements with financial institutions whereby these institutions agree to indemnify us against the risk of increases in interest rates above certain levels.

RISING INTEREST RATES AND OTHER FACTORS COULD ADVERSELY AFFECT OUR STOCK PRICE AND BORROWING COSTS.

    Any significant increase in market interest rates from their current levels could lead holders of our securities to seek higher yields through other investments, which could adversely affect the market price of the shares. One of the factors that may influence the price of our stock in public markets is the annual distribution rate we pay as compared with the yields on alternative investments. Numerous other factors, such as governmental regulatory action and tax laws, could have a significant impact on the future market price of our shares. In addition, increases in market interest rates could result in increased borrowing costs for us, which may adversely affect our cash flow and the amounts available for distributions to our stockholders.

    We employ standard risk management strategies to hedge exposures, primarily related to interest rate volatility. Interest rate cap agreements are used as a protection against interest rate increases on variable rate debt. We also enter into hedging transactions based upon U.S. treasury bill rates to manage exposure to rising interest rates before anticipated bond offerings. We intend to continue to enter into such arrangements if management determines they are in the best interest of the stockholders.

    Interest rate hedging arrangements may expose us to certain risks. Although we will try to minimize these risks, interest rate movements during the terms of interest rate hedging agreements may result in a gain or loss on our investment in the hedging arrangement. Developing an effective strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. Such hedging agreements may involve certain costs, such as transaction fees or non-material breakage costs if they are terminated by us. In order to minimize counterparty credit risk, our policy is to enter into hedging arrangements only with large creditworthy financial institutions.

THERE ARE FACTORS OUTSIDE OUR CONTROL THAT AFFECT THE REVENUES AND ECONOMIC VALUE OF SHOPPING CENTERS.

    The revenues and value of shopping centers may be adversely affected by a number of factors, including: the national, regional and local economic climate; local real estate conditions; perceptions by retailers or shoppers of the safety, convenience and attractiveness of the shopping center; the proximity and quality of competing centers; trends in the retail industry, including contraction in the number of retailers and the number of locations operated; the quality and philosophy of management; changes in market rental rates; the inability to collect rent due to bankruptcy or insolvency of tenants or otherwise; the need periodically to renovate, repair and relet space and the costs thereof; the ability of an owner to provide adequate maintenance and insurance and increased operating costs. In addition, shopping center values are affected by such factors as changes in interest rates, the availability of financing, changes in governmental regulations, changes in tax laws or rates and potential environmental or other legal liabilities.

    Our concentration in the retail shopping center real estate market subjects our portfolio of properties to certain risks, including, among others, the following risks: demand for shopping center space in our markets may decrease; we may be unable to relet space upon lease expirations or to pay related renovation and reletting costs; economic and other conditions may affect shopping center property cash flows and values; tenants may be unable to make lease payments or may become bankrupt; and a property may not generate revenue sufficient to meet operating expenses, including future debt service.

WE HAVE LIMITED CONTROL WITH RESPECT TO CERTAIN PROPERTIES PARTIALLY OWNED OR MANAGED BY THIRD PARTIES.

    We own interests in a number of income-producing properties which were not, directly or indirectly, wholly owned by the Operating Partnership ("Joint Venture Properties"). We do not have sole control of certain major decisions relating to many of the Joint Venture Properties, although we generally have a right of approval with respect to such matters. We do not have day-to-day operational control of other of the Joint Venture Properties. These limitations may result in decisions by third parties with respect to such properties that do not fully reflect our interests at such time, including decisions relating to the requirements with which we must comply in order to maintain SPG's status as a REIT for tax purposes. In addition, the sale or transfer of interests in certain of the partnerships is subject to rights of first refusal and buy-sell or similar arrangements. These rights may be triggered at a time when we will not desire to sell but may be forced to do so because we do not have the cash to purchase the other party's interest. We are contractually restricted from selling certain of these properties without the consent of certain unrelated parties. These limitations on sale may adversely affect our ability to sell these properties at the most advantageous time for us.

OUR PROPERTIES FACE A WIDE RANGE OF COMPETITION.

    Shopping malls compete with other retail properties for tenants on the basis of the rent charged and location. However, the principal competition for the shopping malls may come from future shopping malls that will be located in the same market areas and from mail order and electronic commerce. There is also considerable competition to acquire equity interests in desirable real estate. The competition is provided by other real estate investment trusts, insurance companies, private pension plans and private developers. Additionally, our credit rating and leverage will affect our competitive position in the public debt and equity markets.

    We face competition from other shopping mall developers for the acquisition of prime development sites and for tenants and are subject to the risks of real estate development, including the lack of financing, construction delays, environmental requirements, budget overruns and lease-up. Numerous other developers, managers and owners of real estate compete with us in seeking management, leasing revenues, land for development and properties for acquisition. In addition, retailers at our properties face increasing competition from discount shopping centers, outlet malls, catalogues, discount shopping clubs and electronic commerce. With respect to many of our properties, there are similar properties within the same market area. The existence of competitive properties could affect our ability to lease space and the level of rents we can obtain. Renovations and expansions at competing malls could negatively affect our properties. Increased competition could adversely affect our revenues.

REAL ESTATE INVESTMENTS ARE RELATIVELY ILLIQUID.

    Real property investments are relatively illiquid. Our ability to vary our portfolio of properties in response to changes in economic and other conditions is limited. If we want to sell a property, there is no assurance that we will be able to dispose of it in the desired time period or that the sales price of a property will exceed our investment.

WE DEPEND ON OUR ANCHORS AND TENANTS.

    Our cash available for distribution would be adversely affected if the space in our properties could not be leased, or if tenants or anchors failed to meet their contractual obligations or seek concessions in order to continue operations. If the sales of stores operating in our properties were to decline significantly due to economic conditions, closing of anchors or for other reasons, tenants may be unable to pay their minimum rents or expense recovery charges. In the event of default by a tenant or anchor, we may experience delays and costs in enforcing our rights as landlord.

WE MAY NOT BE ABLE TO RENEW LEASES AND RELET SPACE.

    We are subject to the risks that, upon expiration of leases for space in our properties, the premises may not be relet or the terms of reletting (including the cost of concessions to tenants) may be less favorable than current lease terms. If we were unable promptly to relet all or a substantial portion of this space or if the rental rates upon such reletting were significantly lower than expected rates, our cash generated before debt repayments and capital expenditures and ability to make expected distributions to stockholders may be adversely affected.

RECENT EVENTS AND TENANT BANKRUPTCIES MAY ADVERSELY EFFECT THE RETAIL CLIMATE.

    A significant portion of our earnings are derived from tenant occupancy and retail sales during the holiday season. The deterioration recently experienced in the national economy and the tragic events of September 11, 2001 have negatively affected the retail climate. In addition, a number of local, regional and national retailers have closed locations or filed for bankruptcy within the last two years. We are unable to determine what effect these developments may have on the 2001 holiday season and beyond.

WE COULD BE ADVERSELY AFFECTED BY ENRON'S BANKRUPTCY.

    The Operating Partnership has a five year contract with a subsidiary of Enron Corp. to supply or manage all of the energy commodity requirements of the portfolio of properties. The contract includes electricity, natural gas and maintenance of assets and electrical systems, including lighting. The recent filing of a Chapter 11 bankruptcy petition by Enron may require the Operating Partnership to make alternative arrangements that may not be as favorable to the Operating Partnership as the existing contract with Enron.

OUR FUTURE INSURANCE COVERAGE MAY NOT INCLUDE COVERAGE FOR ACTS OF TERRORISM.

    The property insurance maintained by the Operating Partnership for its properties has historically been on an all risk basis, including losses caused by acts of terrorism. The property insurance will be renewed January 1, 2002. At this point it is uncertain whether future coverage will include losses attributable to acts of terrorism.

A LARGE NUMBER OF SECURITIES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR SECURITIES.

    Sale of substantial numbers of our securities or units of limited partnership interests of the Operating Partnership which are exchangeable for our securities, or the perception that such sales could occur, could adversely affect the prevailing market price for our securities. If such sales reduce our market price, our ability to raise additional capital in the equity markets could be adversely affected. The existence of registration rights contained in various registration rights agreements also may adversely affect the terms upon which we can obtain additional capital in the equity markets in the future.

SPG'S CHARTER AND BYLAWS COULD PREVENT A CHANGE OF CONTROL.

    SPG's Charter places restrictions on the accumulation of shares in excess of 8% of the capital stock (18% in the case of the Simons and 11% in the case of one institutional stockholder) (calculated based on the lower of outstanding shares, voting power or value), subject to certain exceptions permitted with the approval of the SPG Board of Directors to allow (i) underwritten offerings or (ii) the sale of equity securities in circumstances where the SPG Board of Directors determines SPG's ability to qualify as a REIT will not be jeopardized. These restrictions on ownership and transferability may have the effect of delaying, deferring or preventing a transaction or change in control of SPG that might involve a premium price for SPG securities or that otherwise might be in the best interest of SPG's stockholders. Certain other provisions of SPG's Charter and By-laws could have the effect of delaying or preventing a change of control even if some of SPG's stockholders deem such a change to be in SPG's and their best interest. These include provisions preventing holders of SPG common stock from acting by written consent and requiring that up to six directors in the aggregate may be elected by holders of SPG Class B Common Stock and SPG Class C Common Stock.

FAILURE TO QUALIFY AS A REIT WOULD HAVE SERIOUS ADVERSE CONSEQUENCES ON OUR STOCKHOLDERS.

    SPG and a subsidiary of the Operating Partnership have elected to be taxed as REITs (the "REIT Members"). We believe that the REIT Members are organized and operated so as to qualify as REITs under the Internal Revenue Code. We intend to continue to operate them in a manner to maintain their status as REITs, but we cannot assure you that we will succeed in this. Qualification as a REIT requires us to satisfy numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances that are not entirely within our control. For example, at least 95% of our gross income in any year must be derived from qualifying sources, and we must pay dividends to stockholders aggregating annually at least 90% of REIT taxable income (determined without regard to the dividends paid deduction and by excluding capital gains). These provisions and the applicable treasury regulations are more complicated in our case because we hold our assets in partnership form. Legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. However, we are not aware of any pending tax legislation that would adversely affect the ability of either of the REIT Members to qualify as a REIT.

    If either of the REIT Members fail to qualify as a REIT in any taxable year, the nonqualifying entity will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless the nonqualifying entity is entitled to relief under certain statutory provisions, it would be disqualified from treatment as a REIT for the four taxable years following the year during which it lost qualification. If SPG loses its REIT status, its net earnings available for investment or distribution to stockholders would be significantly reduced for each of the years involved. In addition, SPG would no longer be required to make distributions to stockholders.

THERE ARE UNCERTAINTIES THAT EXIST WITH REGARD TO OUR "PAIRED REIT" STATUS.

    The securities of SPG are paired with beneficial interests in SRC common stock. This structure is referred to as a "paired REIT." Legislation enacted in 1984 required that paired entities be treated as one entity for purposes of determining whether either entity meets the REIT requirements unless the paired entities qualified for a "grandfathering" rule as SPG and SRC did. Later legislation enacted in 1998 terminated this "grandfathering" rule with respect to "non-grandfathered assets" acquired (or substantially improved) by either paired entity after March 26, 1998. As a result, SPG and SRC are treated as one entity with respect to "non-grandfathered assets" for purposes of determining whether either entity qualifies as a REIT. Consequently, the benefits of the "grandfathering" rule have been eliminated for any "non-grandfathered assets" acquired by SPG or SRC. More recent legislation which permits REITs to own taxable REIT subsidiaries has further reduced the advantages of our paired REIT status. We are considering whether maintaining our paired REIT status structure is in the best interests of our shareholders.

DESCRIPTION OF CAPITAL STOCK

Authorized Stock

    The total number of shares of all classes of capital stock that SPG has authority to issue is 750,000,000 shares, par value $0.0001 per share, consisting of 400,000,000 shares of Common Stock ("SPG Common Stock"), 12,000,000 shares of Class B Common Stock ("SPG Class B Common Stock"), 4,000 shares of Class C Common Stock ("SPG Class C Common Stock" and, together with SPG Common Stock and SPG Class B Common Stock, "SPG common stock"), 237,996,000 shares of Excess Common Stock, par value $0.0001 per share ("Excess Common Stock"), of which 209,249 shares have been designated Series A Excess Preferred Stock and 5,000,000 shares have been designated Series B Excess Preferred Stock and 100,000,000 shares of Preferred Stock, par value $0.0001 per share ("SPG Preferred Stock"), of which 209,249 shares have been designated as 6.50% Series A Convertible Preferred Stock (the "Series A Preferred Stock"), 5,000,000 shares have been designated as 6.50% Series B Convertible Preferred Stock (the "Series B Preferred Stock"), 2,700,000 shares have been designated as 7% Series C Convertible Preferred Stock (the "Series C Preferred Stock"), 2,700,000 shares have been designated as 8% Series D Cumulative Redeemable Preferred Stock (the "Series D Preferred Stock"), 1,000,000 shares have been designated as 8% Series E Cumulative Redeemable Preferred Stock (the "Series E Preferred Stock"), 8,000,000 shares have been designated as 8 3/4% Series F Cumulative Redeemable Preferred Stock (the "Series F Preferred Stock") and 3,000,000 shares have been designated as 7.89% Series G Cumulative Step-Up Premium Rate Preferred Stock (the "Series G Preferred Stock"). As of November 30, 2001, there were no shares of Series C Preferred Stock or Series D Preferred Stock outstanding.

    SRC has authority to issue 7,500,000 shares of Common Stock par value $0.0001 per share ("SRC Common Stock").

Description of Common Stock

    Terms of SPG Common Stock.  The holders of shares of SPG Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of shares of SPG Common Stock are not entitled to cumulate their votes in the election of directors, which means that holders of more than half the outstanding shares of SPG Common Stock (including SPG Class B Common Stock and SPG Class C Common Stock which vote with the SPG Common Stock) can elect all of the directors of SPG who are to be elected by the holders of SPG Common Stock. The holders of shares of SPG Common Stock are entitled to receive such dividends as may be declared from time to time by the SPG Board of Directors, in its discretion, from any assets legally available therefor.

    The holders of SPG Common Stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the SPG Common Stock. The holders of SPG Common Stock are not subject to further calls or assessments by SPG. The SPG Common Stock currently outstanding is, and the SPG Common Stock to be sold from time to time in one offering or a series of offerings pursuant to this prospectus will be, validly issued, fully paid and non-assessable.

    Terms of SPG Class B Common Stock and SPG Class C Common Stock.  As of November 30, 2001, SPG had 3,200,000 shares of SPG Class B Common Stock outstanding and 4,000 shares of SPG Class C Common Stock outstanding. Holders of SPG Common Stock, SPG Class B Common Stock and SPG Class C Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, other than the election of directors elected exclusively by the holders of SPG Class B Common Stock and the election of directors elected exclusively by the holders of SPG Class C Common Stock. Holders of SPG Common Stock, SPG Class B Common Stock and SPG Class C Common Stock have no right to cumulative voting for the election of directors. Subject to preferential rights of holders of SPG Preferred Stock, the holders of SPG Common Stock, SPG Class B

Common Stock and SPG Class C Common Stock are entitled to receive ratably such dividends as may be declared by the SPG Board of Directors out of funds legally available therefor. If SPG is liquidated, subject to the right of the holders of SPG Preferred Stock (including any Excess Preferred Stock (as defined below) into which shares such series has been converted) to receive preferential distributions, each outstanding share of SPG Common Stock, SPG Class B Common Stock and SPG Class C Common Stock, including shares of Excess Common Stock, if any, will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of SPG.

    All outstanding shares of SPG Class B Common Stock are held by the Simons. The holders of SPG Class B Common Stock are entitled to elect four of the 13 directors of SPG, unless their portion of the aggregate equity interest of SPG (including SPG Common Stock, SPG Class B Common Stock and units of limited partnership interests of the Operating Partnership considered on an as-converted basis) decreases to less than 50% of the amount that they owned as of August 9, 1996, in which case they will be entitled to elect only two directors of SPG.

    Shares of SPG Class B Common Stock may be converted at the holder's option into an equal number of shares of SPG Common Stock. If the aggregate equity interest of the Simons in SPG on a fully diluted basis has been reduced to less than 5%, the outstanding shares of SPG Class B Common Stock convert automatically into an equal number of shares of SPG Common Stock. Shares of SPG Class B Common Stock also convert automatically into an equal number of shares of SPG Common Stock upon the sale or transfer thereof to a person not affiliated with the Simons. Holders of shares of SPG Common Stock and SPG Class B Common Stock have no sinking fund rights, redemption rights or preemptive rights to subscribe for any securities of SPG.

    All outstanding shares of SPG Class C Common Stock are held by the DeBartolos. Except with respect to the right to elect directors, as summarized below, each share of SPG Class C Common Stock has the same rights and restrictions as a share of SPG Class B Common Stock.

    The holders of SPG Class C Common Stock are entitled to elect two of the 13 directors of SPG, unless their portion of the aggregate equity interest of SPG (including SPG Common Stock, SPG Class B Common Stock and Units considered on an as-converted basis) decreases to less than 50% of the amount that they owned as of August 9, 1996, in which case they will be entitled to elect only one director of SPG. Shares of SPG Class C Common Stock may be converted at the holder's option into an equal number of shares of SPG Common Stock. If the aggregate equity interest of the DeBartolos in SPG on a fully diluted basis is reduced to less than 5%, the outstanding shares of SPG Class C Common Stock convert automatically into an equal number of shares of SPG Common Stock. Shares of SPG Class C Common Stock also convert automatically into an equal number of shares of SPG Common Stock upon the sale or transfer thereof to a person not affiliated with the DeBartolos. Holders of shares of SPG Class C Common Stock have no sinking fund rights, redemption rights or preemptive rights to subscribe for any securities of SPG.

    Under the SPG Charter, so long as any shares of both SPG Class B Common Stock and SPG Class C Common Stock are outstanding, the number of members of the SPG Board of Directors shall be 13, so long as any shares of SPG Class B Common Stock (but no SPG Class C Common Stock) are outstanding, or if any shares of SPG Class C Common Stock (but no shares of SPG Class B Common Stock) are outstanding, the number of members of the SPG Board of Directors' shall be nine, and if no shares of SPG Class B Common Stock or SPG Class C Common Stock are outstanding, the number of members of the SPG Board of Directors shall be fixed by the SPG Board of Directors from time to time. Under the SPG Charter, at least a majority of the directors shall be Independent Directors. The SPG Charter further provides that, subject to any separate rights of holders of SPG Preferred Stock or as described below, any vacancies on the SPG Board of Directors resulting from death, disability, resignation, retirement, disqualification, removal from office, or other cause of a director shall be filled by a vote of the stockholders or a majority of the directors then in office provided that:

  •
  any vacancy relating to a director elected by the SPG Class B Common Stock is to be filled by the holders of the SPG Class B Common Stock; and

  •
  any vacancy relating to a director elected by the holders of SPG Class C Common Stock is to be filled as provided in the SPG Charter.

    The SPG Charter provides that, subject to the right of holders of any class or series separately entitled to elect one or more directors, if any such right has been granted, directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

    Terms of SRC Common Stock.  All of the outstanding stock of SRC is owned by trusts for the benefit of SPG's stockholders (the "SRC Trusts"), pursuant to a Trust Agreement, dated as of October 30, 1979 (the "Common Stock Trust Agreement"), and a Trust Agreement, dated as of August 26, 1994 (the "Preference Shares Trust Agreement" and, together with the Common Stock Trust Agreement, the "Trust Agreements"). The Trust Agreements provide, and any similar trusts created in the future will provide, that all cash dividends and other assets received by the trustee for the relevant trust, exclusive of shares of stock, warrants and rights to purchase shares of stock, of SRC, will be distributed currently by such trustee to the beneficiaries of the SRC Trust in proportion to the respective number of shares of SPG equity stock held by them. Each of the Trust Agreements provides that the beneficial interest of the shares of SRC Common Stock held in trust are not transferable separately but only by and as part of a transfer of shares of SPG equity stock, and every sale or transfer of SPG equity stock shall include all or a proportionate part of such transferor's beneficial interest in the shares of stock of SRC or in any other assets held in the SRC Trust. Each of the Trust Agreements provides that the SRC Trusts shall terminate upon the earlier to occur of (i) the dissolution of SPG or (ii) upon notification to the trustee under the Trust Agreements of the vote to that effect, at a meeting or by proxy, of beneficiaries of the respective SRC Trust holding two-thirds of the outstanding shares of SPG equity stock. In addition, the Preference Shares Trust Agreement provides that shares held by the trustee thereunder will be transferred to the trustee under the Common Stock Trust Agreement as SPG Series A Preferred Stock and SPG Series B Preferred Stock is converted into SPG Common Stock. Upon termination of any SRC Trust, the assets of such trust will be transferred and assigned to the beneficiaries of such SRC Trust.

    Under the SRC Charter, the number of members of the SRC Board of Directors, which is currently 13, may be fixed by the SRC Board of Directors in the future. The SRC Charter further provides that only directors of SPG may serve as directors of SRC. Under the SRC Charter, at least a majority of the directors shall be Independent Directors. Any vacancies on the SRC Board of Directors resulting from death, disability, resignation, retirement, disqualification, removal from office, or other cause shall be filled by a vote of the stockholders or a majority of the directors then in office. The SRC Charter provides that directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors.

    The trustee under each Trust Agreement is obligated under the Trust Agreement to which it is a party to vote the SRC Common Stock held by it so that each member of the Board of Directors of SRC is also a director of SPG.

    Transfer Agent.  Mellon Investor Services LLC is the transfer agent for the paired shares of SPG Common Stock and SRC Common Stock.

IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW

The Operating Partnership Agreement and the SRC Operating Partnership Agreement

    The limited partnership agreement of the Operating Partnership provides that SPG may not merge, consolidate or engage in any combination with another person other than a general partner of the Operating Partnership or sell all or substantially all of its assets without the approval of the holders of a majority of the units of limited partnership interests held by the limited partners. These voting requirements limit the possibility for the acquisition or change in control of SPG, even if some of SPG's stockholders believe that a change would be in SPG's and their best interests.

    The limited partnership agreement of the majority owned partnership subsidiary of SRC (the "SRC Operating Partnership") provides that SRC may not merge, consolidate or engage in any combination with another person or sell all or substantially all of its assets without the approval of the holders of a majority of the units held by the limited partners of the SRC Operating Partnership. These voting requirements limit the possibility for the acquisition or change in control of SRC, even if some of the holders of beneficial interests in SRC believe that a change would be in SRC's and their best interests.

Delaware Law and Certain SPG Charter, SRC Charter, SPG By-law and SRC By-law Provisions

    The SPG Charter and SPG By-laws and certain provisions of the Delaware General Corporation Law (the "DGCL") may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder would consider in its best interest, including an attempt that might result in a premium over the market price for the shares held by stockholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of SPG to negotiate first with its Board of Directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms.

    Delaware Anti-Takeover Law.  SPG and SRC, Delaware corporations, are subject to the provisions of Section 203 of the DGCL ("Section 203"). In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time at which such person became an interested stockholder unless: (1) prior to such time, the Board of Directors approved either the business combination or transaction in which the stockholder became an interested stockholder; or (2) upon becoming an interested stockholder, the stockholder owned at least 85% of the corporation's outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans; or (3) the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock (at a meeting and not by written consent), excluding shares owned by the interested stockholder. For these purposes, the terms "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder," and "interested stockholder" means a person who, together with its affiliates and associates, owns (or, under certain circumstances, has owned within the prior three years) more than 15% of the outstanding voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, neither SPG nor SRC have made this election.

    Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals.  The SPG By-laws and the SRC By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders of SPG or SRC, as applicable. This procedure provides that (1) only persons who are nominated by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice containing specified information to the Secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors of SPG or SRC, as applicable, and (2) at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman of the Board of Directors or by a stockholder who has given timely written notice to the Secretary of such stockholder's intention to bring such business before such meeting. In general, for notice of stockholder nominations or business to be made at an annual meeting to be timely, such notice must be received by SPG or SRC, as applicable, not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting. Such notice must contain information concerning the person or persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

    The purpose of requiring stockholders to give SPG or SRC advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although neither the SPG By-laws nor the SRC By-laws give the applicable Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the affect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to SPG and SRC and their stockholders.

    Director Action.  The SPG Charter, SRC Charter, SPG By-laws, SRC By-laws and the DGCL generally require that a majority of a quorum is necessary to approve any matter to come before the SPG or SRC Board of Directors; however, certain matters including sales of property, transactions with the Simons or the DeBartolos and certain affiliates and certain other matters will also require approval of a majority of the Independent Directors on the SPG and SRC Boards of Directors.

    Director Liability Limitation and Indemnification.  Both the SPG Charter and the SRC Charter provide that no director of SPG or SRC will be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision will not eliminate or limit the liability of a director for: (1) any breach of the director's duty of loyalty to the corporation and its stockholders; (2) acts or omissions not in good faith; (3) any transaction from which the director derived an improper personal benefit; or (4) any matter in respect of which such director would be liable under Section 174 of the DGCL. These provisions may have the effect of discouraging stockholders' actions against directors. The personal liability of a director for violation of the federal securities laws is not limited or otherwise affected. In addition, these provisions do not affect the ability of stockholders to obtain injunctive or other equitable relief from the courts with respect to a transaction involving gross negligence on the part of a director.

    The SPG Charter and the SRC Charter provide that SPG or SRC shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of SPG or SRC, as applicable, or is or was serving at the request of SPG or SRC, as applicable, as a director, officer or trustee of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of SPG or SRC, as applicable, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The DGCL provides that indemnification is mandatory where a director or officer has been successful on the merits or otherwise in the defense of any proceeding covered by the indemnification statute.

    The DGCL generally permits indemnification for expenses incurred in the defense or settlement of third-party actions or action by or in right of the corporation, and for judgments in third-party actions, provided there is a determination by directors who were not parties to the action, or if directed by such directors, by independent legal counsel or by a majority vote of a quorum of the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, or in a criminal proceeding that the person had no reason to believe his or her conduct to be unlawful. Without court approval, however, no indemnification may be made in respect of any action by or in right of the corporation in which such person is adjudged liable. The DGCL states that the indemnification provided by statue shall not be deemed exclusive of any rights under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the liability of officers may not be eliminated or limited under Delaware law.

    The right of indemnification, including the right to receive payment in advance of expenses, conferred by each of the SPG Charter and the SRC Charter is not exclusive of any other rights to which any person seeking indemnification may otherwise be entitled.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    The SPG Charter contains certain restrictions on the number of shares of capital stock of SPG that individual stockholders may own. For SPG to maintain its status as a REIT, in addition to other requirements, not more than 50% in value of the outstanding capital stock of SPG may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year) and the capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In part because we currently believe it is essential for SPG to maintain its status as a REIT, the provisions of the SPG Charter with respect to Excess Stock (as defined below) contain restrictions on the acquisition of its capital stock intended to ensure compliance with these requirements.

    The SPG Charter provides that, subject to certain specified exceptions, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than the ownership limit (the "Ownership Limit"), which is equal to 8% (18% in the case of the Simons) of any class of capital stock of SPG (calculated based on the lower of outstanding shares, voting power or value). In the event of a purported transfer or other event that would, if effective, result in the ownership of shares of stock in violation of the Ownership Limit, such transfer or other event with respect to that number of shares that would be owned by the transferee in excess of the Ownership Limit would be deemed void ab initio and the intended transferee would acquire no rights in such shares of stock. Such shares of stock would automatically be converted into shares of Excess Stock according to rules set forth in the SPG Charter, to the extent necessary to ensure that the purported transfer or other event does not result in ownership of shares of stock in violation of the Ownership Limit. The SPG Board of Directors may exempt a person from the Ownership Limit if they receive a ruling from the IRS or an opinion of tax counsel that such ownership will not jeopardize SPG's status as a REIT. Stock of SPG that is held by a "qualified trust" within the meaning of Section 856(h)(3) of the Internal Revenue Code is treated as held proportionately by the beneficiaries of such trust. SPG has waived its charter provisions such that the Telephone Real Estate Equity Trust may own up to 11% of the capital stock of SPG, provided that it remains treated as a "qualified trust," but will become subject to the 8% limitation if it fails to be so treated.

    Upon a purported transfer or other event that results in either Excess Common Stock or Excess Preferred Stock (collectively, "Excess Stock"), the Excess Stock will be deemed to have been transferred to a trustee to be held in trust for the exclusive benefit of a qualifying charitable organization designated by SPG. Such Excess Stock will be issued and outstanding stock of SPG, and it will be entitled to dividends equal to any dividends which are declared and paid on such stock. Any dividend or distribution paid prior to the discovery by SPG that stock has been converted into Excess Stock is to be repaid upon demand. The recipient of such dividend will be personally liable to the trust. Any dividend or distribution declared but unpaid will be rescinded as void ab initio with respect to such shares of stock and will automatically be deemed to have been declared and paid with respect to the shares of Excess Stock into which such shares were converted. Such Excess Stock will also be entitled to such voting rights as are ascribed to the stock from which such shares of Excess Stock were converted. Any voting rights exercised prior to discovery by SPG that shares of stock were converted to Excess Stock will be rescinded and recast as determined by the trustee.

    While Excess Stock is held in trust, an interest in that trust may be transferred by the purported transferee, or other purported holder with respect to such Excess Stock only to a person whose ownership of the shares of stock would not violate the Ownership Limit, at which time the Excess Stock will be automatically exchanged for the same number of shares of stock of the same type and class as the shares of stock for which the Excess Stock was originally exchanged.

    The SPG Charter contains provisions that are designed to ensure that the purported transferee or other purported holder of the Excess Stock may not receive in return for such a transfer an amount that reflects any appreciation in the shares of stock for which such Excess Stock was exchanged during the period that such Excess Stock was outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid over to the trust. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any Excess Stock may be deemed, at the option of SPG, to have acted as an agent on behalf of the trust in acquiring or holding such Excess Stock and to hold such Excess Stock on behalf of the trust.

    The SPG Charter further provides that SPG may purchase, for a period of 90 days during the time the Excess Stock is held by the trustee in trust, all or any portion of the Excess Stock from the original transferee-stockholder at the lesser of the price paid for the stock by the purported transferee (or if no notice of such purchase price is given, at a price to be determined by the SPG Board of Directors, in its sole discretion, but no lower than the lowest market price of such stock at any time prior to the date SPG exercises its purchase option) and the closing market price for the stock on the date SPG exercises its option to purchase. The 90-day period begins on the date of the violative transfer or other event if the original transferee-stockholder gives notice to SPG of the transfer or (if no notice is given) the date the SPG Board of Directors determines that a violative transfer or other event has been made.

    The SPG Charter further provides that in the event of a purported issuance or transfer that would, if effective, result in SPG being beneficially owned by fewer than 100 persons, such issuance or transfer would be deemed null and void ab initio, and the intended transferee would acquire no rights to the stock.

    All certificates representing shares of any class of stock of SPG bear a legend referring to the restrictions described above.

    All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% (or such other percentage as may be required by the Internal Revenue Code or regulations promulgated thereunder) of the outstanding stock must file an affidavit with SPG containing the information specified in the SPG Charter before January 30 of each year. In addition, each stockholder shall, upon demand, be required to disclose to SPG in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the SPG Charter or the Internal Revenue Code applicable to a REIT.

    The Excess Stock provision will not be removed automatically even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving SPG's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of SPG without the approval of the SPG Board of Directors.

    Beneficial interests in the SRC Common Stock are not certificated and are not separately transferable from SPG securities.

IMPORTANT FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of important federal income tax considerations associated with an investment in the securities we are registering is based on current law, is for general information only and is not tax advice. The tax treatment will vary depending on a holder's particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder in light of his or her personal investments or tax circumstances, or to certain types of stockholders subject to special treatment under the federal income tax laws, except to the extent discussed under the headings "—Taxation of Tax-Exempt U.S. Stockholders" and "—Special Tax Considerations for Foreign Stockholders." Stockholders subject to special treatment include, without limitation:

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  insurance companies;

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  financial institutions or broker-dealers;

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  tax-exempt organizations;

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  stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction, or as a position in a straddle for tax purposes;

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  foreign corporations or partnerships; and

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  persons who are not citizens or residents of the United States.

    In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of our common stock.

    The information in this section is based on:

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  the Internal Revenue Code,

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  current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code,

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  the legislative history of the Internal Revenue Code,

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  current administrative interpretations and practices of the Internal Revenue Service (including its practices and policies as expressed in certain private letter rulings which are not binding on the Internal Revenue Service except with respect to the particular taxpayers who requested and received such rulings), and

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  court decisions,

all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect, perhaps retroactively, the tax considerations described herein. The statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that these statements will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.

    YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF BUYING, OWNING OR SELLING OUR SECURITIES.

Taxation of SPG

    General.  SPG has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe SPG has been organized and operated in a manner which allows it to qualify for taxation as a REIT under the Internal Revenue Code. SPG intends to continue to operate in this manner. However, SPG's qualification and taxation as a REIT depend upon its ability to meet

(through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Internal Revenue Code. Accordingly, there is no assurance that SPG has operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See "—Failure to Qualify."

    The sections of the Internal Revenue Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code.

    If SPG qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" (once at the corporate level when earned and once again at the stockholder level when distributed) that generally results from investment in a corporation. However, SPG will be subject to federal income tax as follows:

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  SPG will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

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  SPG may be subject to the "alternative minimum tax" on its items of tax preference under certain circumstances.

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  If SPG has (a) net income from the sale or other disposition of "foreclosure property" (defined generally as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, SPG will be subject to tax at the highest corporate rate on this income.

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  SPG will be subject to a 100% tax on any net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property).

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  If SPG fails to satisfy the 75% gross income test or the 95% gross income test but has maintained its qualification as a REIT because it satisfied certain other requirements, SPG will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) the amount by which it fails the 75% gross income test (discussed below) and (ii) the excess of 90% of the gross income of SPG over the amount of such income attributable to sources which qualify under the 95% income test (discussed below) (b) multiplied by a fraction intended to reflect its profitability.

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  SPG will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if it fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for the year, (ii) 95% of its REIT capital gain net income for the year, and (iii) any undistributed taxable income from prior periods.

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  If SPG acquires any asset (a "Built-In Gain Asset") from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in its hands is determined by reference to the basis of the asset in the hands of the C corporation, and SPG subsequently recognizes gain on the disposition of the asset during the ten-year period (the "Recognition Period") beginning on the date on which SPG acquired the asset, then SPG will be subject to tax at the highest regular corporate tax rate on this gain to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of the asset over (b) SPG's adjusted basis in the asset, in each case determined as of the beginning of the Recognition Period). The results described in this paragraph with respect to the recognition of Built-In Gain assume that SPG will make an election pursuant to section 1.337(d)-5T(b)(3) of the Treasury Regulations.

    Requirements for Qualification as a REIT.  The Internal Revenue Code defines a REIT as a corporation, trust or association that:

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  is managed by one or more trustees or directors;

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  issues transferable shares or transferable certificates to evidence its beneficial ownership;

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  would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

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  is not a financial institution or an insurance company within the meaning of certain provisions of the Internal Revenue Code;

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  is beneficially owned by 100 or more persons;

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  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of each taxable year; and

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  meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

    The Internal Revenue Code provides that the first four conditions must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception with respect to pension funds.

    We believe that SPG has satisfied each of the above conditions. In addition, SPG's charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist SPG in continuing to satisfy the share ownership requirements described above. These ownership and transfer restrictions are described in "Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that SPG will, in all cases, be able to satisfy the share ownership requirements. If SPG fails to satisfy these share ownership requirements, its status as a REIT will terminate. However, if SPG complies with the rules contained in applicable Treasury Regulations that require SPG to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that SPG failed to meet the requirement described in the sixth condition, SPG will be treated as having met this requirement.

    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. SPG has and will continue to have a calendar taxable year.

    Ownership of Interests in Partnerships and Qualified REIT Subsidiaries.  In the case of a REIT which is a partner in a partnership, the Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, the REIT will be deemed to be entitled to the income of the partnership attributable to its proportionate share. The character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, SPG's proportionate share of the assets and items of income of the Operating Partnership (including the Operating Partnership's share of these items for any partnership in which it owns an interest) are treated as SPG's assets and items of income for purposes of applying the requirements described in this prospectus (including the income and asset tests described below). We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in "—Tax Aspects of the Operating Partnership and the Joint Ventures." SPG has direct control of the Operating Partnership and will continue to operate it consistent with the requirements for qualification as a REIT. However, the Operating Partnership has non-managing ownership interests in certain joint ventures. If a joint venture takes or expects to take actions which could jeopardize SPG's status as a REIT or subject SPG to tax, we may be forced to dispose of our interest in such joint venture. In addition, it is possible that a joint venture could take an action which could cause SPG to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the joint venture or take other corrective action on a timely basis. In such a case, SPG could fail to qualify as a REIT.

    SPG owns 100% of the stock of several subsidiaries that are qualified REIT subsidiaries (each, a "QRS") and may acquire stock of one or more new subsidiaries. A corporation will qualify as a QRS if 100% of its stock is held by SPG and SPG does not elect to treat the subsidiary as a taxable REIT subsidiary. A QRS will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a QRS will be treated as assets, liabilities and such items (as the case may be) of SPG for all purposes of the Internal Revenue Code, including the REIT qualification tests. For this reason, references under "Certain Federal Income Tax Considerations" to SPG's income and assets include the income and assets of each QRS. A QRS will not be subject to federal income tax, and our ownership of the voting stock of a QRS will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the value or total voting power of such issuer or more than 5% of the value of our total assets, as described below under "—Asset Tests."

    Ownership of Interests in Taxable REIT Subsidiaries.  The Internal Revenue Code provides that for taxable years beginning after December 31, 2000, REITs may own more than ten percent (10%) of the voting power and value of securities in taxable REIT subsidiaries. A corporation is treated as a taxable REIT subsidiary if a REIT owns stock in the corporation and the REIT and the corporation jointly elect such treatment. In the event such an election is made, any corporation of which the taxable REIT subsidiary owns 35% of the total voting power or value of the outstanding securities is also treated as a taxable REIT subsidiary.

    Although the activities and income of taxable REIT subsidiaries are subject to tax, taxable REIT subsidiaries are permitted to engage in activities that the REIT could not engage in itself. Additionally, under certain limited conditions, a REIT may receive income from a taxable REIT subsidiary that would be treated as rent. See the discussion under "—Income Tests" below. As discussed more fully under "—Asset Tests" below, not more than 20% of the fair market value of a REIT's assets can be composed of securities of taxable REIT subsidiaries and stock of a taxable REIT subsidiary is not a qualified asset for purposes of the 75% asset test.

    The amount of interest on related party debt a taxable REIT subsidiary may deduct is limited. Further, a 100% excise tax applies to any interest payments by a taxable REIT subsidiary to its affiliated REIT to the extent the interest rate is set above a commercially reasonable level. A taxable REIT subsidiary is permitted to deduct interest payments to unrelated parties without restriction.

    The Internal Revenue Code allows the Internal Revenue Service to reallocate costs between a REIT and its taxable REIT subsidiary. Any deductible expenses allocated away from a taxable REIT subsidiary would increase its tax liability, and the amount of such increase would be subject to interest charges. Further, any amount by which a REIT understates its deductions and overstates those of its taxable REIT subsidiary will, subject to certain exceptions, be subject to a 100% excise tax.

    Affiliated REIT.  SPG owns, indirectly through the Operating Partnership, more than 99% of the outstanding stock of the other REIT Member. This REIT Member must meet the tests discussed above with respect to SPG. The other REIT Member may be subject to tax on certain of its income as discussed below. See, "—Taxation of SPG—General." The failure of the other REIT Member to qualify as a REIT would cause SPG to fail to qualify as a REIT because it would own more than 10% of the voting securities of an issuer that was not a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. We believe that the other REIT Member has been organized and operated in a manner that will permit it to qualify as a REIT.

    Income Tests.  SPG must satisfy two gross income requirements annually to maintain qualification as a REIT. First, in each taxable year SPG must derive directly or indirectly at least 75% of its gross income (excluding gross income from prohibited transactions) from investments relating to real property or mortgages on real property (including "rents from real property," dividends from other REITs (but not taxable REIT subsidiaries) and, in certain circumstances, interest) or from certain types of temporary investments. Second, each taxable year SPG must derive at least 95% of its gross income (excluding gross income from prohibited transactions) from these real property investments, dividends (including dividends from taxable REIT subsidiaries), interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

    Rents SPG receives will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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  the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;

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  except for rents received from a taxable REIT subsidiary as discussed below, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the profits or capital of such tenant (a "Related Party Tenant");

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  if such rent is received from a taxable REIT subsidiary with respect to any property, no more than 10% of the leased space at the property may be leased to taxable REIT subsidiaries and Related Party Tenants and rents received from such property (except from Related Party Tenants) must be substantially comparable to rents paid by other tenants of the REIT's property for comparable space;

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  if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as "rents from real property;" and

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  for rents received to qualify as "rents from real property," the REIT generally must not furnish or render services to the tenants of the property (subject to a 1% de minimis exception), other than through an independent contractor from whom the REIT derives no revenue or through a taxable REIT subsidiary. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

    SPG does not and will not, and as the general partner of the Operating Partnership, will not permit the Operating Partnership to:

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  charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above);

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  lease any property to a Related Party Tenant unless we determine that the income from such lease would not jeopardize SPG's status as a REIT;

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  lease any property to a taxable REIT subsidiary, unless we determine not more than 10% of the leased space at such property is leased to Related Party Tenants and SPG's taxable REIT subsidiaries and the rents received from such lease are substantially comparable to those received from other tenants (except rent from Related Party Tenants) of SPG for comparable space;

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  derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); or

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  perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary, unless we determine that the income from such services would not jeopardize SPG's status as a REIT.

    Although the Operating Partnership and other affiliates of SPG will perform all development, construction and leasing services for, and will operate and manage, wholly-owned properties directly without using an "independent contractor," we believe that, in almost all instances, the only services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. To the extent any noncustomary services are provided, such services shall generally, but not necessarily in all cases, be performed by a taxable REIT subsidiary. In any event, SPG intends that the amounts received by SPG for noncustomary services that may constitute "impermissible tenant service income" from any one property will not exceed 1% of the total amount collected from such property during the taxable year.

    A REIT is subject to a 100% excise tax on any rents it receives from tenants receiving services from the REIT's taxable REIT subsidiary to the extent such rents are above the amount that would be charged to tenants not receiving such services, unless:

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  the taxable REIT subsidiary provides a substantial amount of services to third parties at the same prices offered to tenants of the REIT;

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  rents for comparable leased space at the REIT's property received from tenants not receiving such services and leasing at least 25% of the REIT's net leasable space are comparable to rents charged to tenants who receive services from the taxable REIT subsidiary and charges for such services are separately stated; or

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  income from the taxable REIT subsidiary providing services to the REIT's tenants is at least 150% of the direct costs of providing the services.

    If SPG fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Internal Revenue Code. Generally, SPG may avail itself of the relief provisions if:

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  the failure to meet these tests was due to reasonable cause and not due to willful neglect;

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  SPG attaches a schedule of the sources of its income to its federal income tax return; and

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  any incorrect information on the schedule was not due to fraud with intent to evade tax.

    It is not possible, however, to state whether in all circumstances SPG would be entitled to the benefit of these relief provisions. If these relief provisions do not apply to a particular set of circumstances, SPG will not qualify as a REIT. As discussed above in "—Taxation of SPG—General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our excess net income. SPG may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of its income.

    Asset Tests.  At the close of each quarter of SPG's taxable year, SPG also must satisfy three tests relating to the nature and diversification of its assets. First, at least 75% of the value of its total assets must be represented by real estate assets (including stock of other REITs), cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering, but only for the one-year period beginning on the date SPG receives such proceeds. Second, not more than 25% of SPG's total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, except with respect to taxable REIT subsidiaries, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of SPG's total assets, SPG may not own more than 10% of any one issuer's outstanding voting securities and SPG may not own more than 10% of the total value of any one issuer's outstanding securities (other than certain securities qualifying as "straight debt.")

    Substantially all of the nonvoting stock and 5% of the voting stock of M.S. Management Associates, Inc. ("Management Company") is owned by the Operating Partnership or its subsidiaries. The value of the securities of the Management Company (including the value of its subsidiaries) does not exceed 20% of the value of the total assets of SPG. SPG and the Management Company elected to have the Management Company and the subsidiaries in which it owns more than 35% of the value or voting power treated as taxable REIT subsidiaries.

    After initially meeting the asset tests at the close of any quarter, SPG will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If SPG fails to satisfy the asset tests because it acquires securities or other property during a quarter (including an increase in SPG's interests in assets held, directly or indirectly, by the Operating Partnership), SPG can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe we have maintained and will continue to maintain adequate records of the value of SPG's assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, SPG would cease to qualify as a REIT.

    Annual Distribution Requirements.  To maintain qualification as a REIT, SPG is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to the difference between (1) the sum of 90% of its "REIT taxable income" (computed without regard to the dividends paid deduction and net capital gain) and 90% of its net income (after tax), if any, from foreclosure property, and (2) the amount of certain items of noncash income (i.e., income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable) in excess of 5% of "REIT taxable income." In addition, if SPG is allocated any Built-in Gain as a result of the disposition during the restriction period of any asset subject to the Built-in Gain rules, then SPG will be required to distribute at least 90% of such Built-in Gain less the amount of tax incurred by SPG as a result of such gain.

    These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before SPG timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. The amount distributed must not be preferential —e.g., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. We believe SPG has made and will continue to make timely distributions sufficient to satisfy these annual distribution requirements.

    We expect that SPG's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that SPG will generally have sufficient cash or liquid assets to satisfy the distribution requirements described above. However, from time to time, SPG may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at its taxable income. If these timing differences occur, in order to meet the distribution requirements, SPG may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends. To the extent SPG satisfies the distribution requirements but distributes less than 100% of the net capital gain or 100% of its REIT taxable income, SPG will be subject to tax on such income at regular corporate rates.

    Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in SPG's deduction for dividends paid for the earlier year. Thus, SPG may be able to avoid being taxed on amounts distributed as deficiency dividends. However, SPG will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    Furthermore, SPG would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of SPG's REIT ordinary income for such year, 95% of its REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

    Property Transfers.  Any gain realized by SPG on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including SPG's share of any such gain realized by the Operating Partnership, either directly or through its subsidiaries) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect SPG's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with the Operating Partnership's investment objectives. However, the Internal Revenue Service may successfully contend that some or all of the sales made by the Operating Partnership or its subsidiaries are prohibited transactions. We would be subject to the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Failure to Qualify

    If SPG fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, SPG will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which SPG fails to qualify will not be deductible by SPG and SPG will not be required to distribute any amounts to its stockholders. As a result, SPG's failure to qualify as a REIT would reduce the cash available for distribution to SPG stockholders. In addition, if SPG fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of SPG's current and accumulated earnings and profits, and subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, SPG will also be disqualified from taxation as a REIT for the four taxable years following the year during which it lost its qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Operating Partnership and the Joint Ventures

    General.  Substantially all of our income-producing properties are held directly or indirectly through the Operating Partnership. In addition, the Operating Partnership holds certain of its investments indirectly through joint ventures. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. SPG includes in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of SPG's REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by the Operating Partnership and joint ventures. See "—Taxation of SPG."

    Entity Classification.  SPG's interests in the Operating Partnership and the subsidiary partnerships (including joint ventures) involve special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the Operating Partnership or a subsidiary partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the Operating Partnership or a subsidiary partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of SPG's assets and items of gross income would change and preclude SPG from satisfying the asset tests and possibly the income tests (see "—Taxation of SPG—Asset Tests" and "—Income Tests"). This, in turn, would prevent SPG from qualifying as a REIT. See "—Failure to Qualify" for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in the Operating Partnership's or a partnership's status for tax purposes might be treated as a taxable event. If so, SPG might incur a tax liability without any related cash distributions.

    Treasury Regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise classified as a corporation and which has at least two members (an "Eligible Entity") will be taxed as a partnership for federal income tax purposes unless it elects to be treated as a corporation or it was in existence prior to January 1, 1997, and it reported its income as a corporation under the entity classification Treasury Regulations in effect prior to this date. In addition, an Eligible Entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The Operating Partnership and each of the subsidiary partnerships have claimed classification as a partnership under the final Treasury Regulations, and, as a result, we believe such partnerships will be classified as partnerships for federal income tax purposes.

    The Treasury Regulations also provide that certain specified foreign entities are taxed as corporations. Foreign entities with two or more members are taxed as partnerships if (a) at least one of the members has unlimited liability for the liabilities of the entity or (b) the entity elects to be taxed as a partnership. Each foreign entity in which SPG is treated as an owner for tax purposes has elected to be taxed as a partnership.

    Allocations of Operating Partnership Income, Gain, Loss and Deduction. A partnership is not a taxable entity for federal income tax purposes. Rather, a partner is required to take into account its allocable share of a partnership's income, gains, losses, deductions and credits for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any distributions from the partnership. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Internal Revenue Code if they do not comply with the provisions of section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder as to substantial economic effect.

    If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of the Operating Partnership and subsidiary partnerships are intended to comply with the requirements of section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Taxation of Taxable U.S. Stockholders

    As used below, the term "U.S. Stockholder" means a holder of shares of common stock who (for United States federal income tax purposes) is:

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  a citizen or resident of the United States;

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  a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

    Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. Stockholders.

    Distributions Generally.  As long as SPG qualifies as a REIT, distributions out of its current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Stockholders that are corporations. For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, SPG's earnings and profits will be allocated first to the outstanding preferred stock and then to the common stock.

    To the extent that SPG makes distributions in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Stockholder. This treatment will reduce the adjusted basis (but not below zero) which each U.S. Stockholder has in his shares of stock for tax purposes by the amount of the distribution in excess of current and accumulated earnings and profits. Distributions in excess of a U.S. Stockholder's adjusted basis in his shares will be taxable as capital gains (provided that the shares have been held as a capital asset) and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends declared in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by SPG and received by the stockholder on December 31 of that year, provided SPG actually pays the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of SPG's net operating losses or capital losses.

    Capital Gain Dividends.  Dividends to U.S. Stockholders that are properly designated by SPG as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed SPG's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held his stock. Dividends designated as capital gains will be taxed to individuals at a 20%, 25% or, in certain cases, 28% rate depending on the tax characteristics of the assets which produced such gain. Corporate stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

    SPG may elect to retain and pay income tax on some or all of its undistributed net capital gains, in which case SPG's stockholders will include such retained amount in their income. In that event, the stockholders would be entitled to a tax credit or refund in the amount of the tax paid by SPG on the undistributed gain allocated to the stockholders, and the stockholders would be entitled to increase their tax basis by the amount of undistributed capital gains allocated to such stockholders reduced by the amount of the credit.

    Passive Activity Losses and Investment Interest Limitations.  Dividends that SPG pays and gain arising from the sale or exchange by a U.S. Stockholder of shares will not be treated as passive activity income. As a result, U.S. Stockholders generally will not be able to apply any "passive losses" against this income or gain. Dividends (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of shares, however, will not be treated as investment income under certain circumstances.

Dispositions of Paired Shares

    A U.S. Stockholder will recognize gain or loss on the sale or exchange of paired shares to the extent of the difference between the amount realized on such sale or exchange and the holders' adjusted tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year. Individual taxpayers are generally subject to a maximum tax rate of 20% on long-term capital gain from the sale of securities, but shareholders subject to the alternative minimum tax may be taxed at a rate of 28% on some or all of their long-term capital gain. Losses incurred on the sale or exchange of shares of common stock held for six months or less (after applying certain holding period rules), however, will generally be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. Stockholder and undistributed capital gains allocated to such U.S. Stockholder with respect to such shares.

Taxation of Tax-Exempt U.S. Stockholders

    The Internal Revenue Service has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt pension trust and certain other tax-exempt entities. Based on that ruling, provided that a tax-exempt stockholder (except certain tax-exempt stockholders described below) has not held its shares as "debt financed property" within the meaning of the Internal Revenue Code (generally, shares of common stock, the acquisition of which was financed through a borrowing by the tax-exempt stockholder) and the shares are not otherwise used in a trade or business, dividend income from us will not be UBTI to a tax-exempt stockholder. Similarly, income from the sale of shares will not constitute UBTI unless a tax-exempt stockholder has held its shares as "debt financed property" within the meaning of the Internal Revenue Code or has used the shares in its trade or business.

    For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Internal Revenue Code Section 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in SPG's shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset its dividend income. These prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI as to certain types of trusts which hold more than 10% (by value) of the interests in the REIT. A REIT will not be a "pension held REIT" if it is not "predominantly held" by tax-exempt pension trusts. We do not anticipate that SPG will be predominantly held by tax-exempt pension trusts and accordingly, believe that dividends paid by SPG to tax-exempt pension trusts should not be treated as UBTI.

Special Tax Considerations For Foreign Stockholders

    The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in SPG, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

    In general, Non-U.S. Stockholders will be subject to regular United States federal income tax with respect to their investment in SPG if such investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a United States trade or business may also be subject to the branch profits tax under section 884 of the Internal Revenue Code, which is payable in addition to regular United States corporate income tax. The following discussion will apply to Non-U.S. Stockholders whose investment in SPG is not so effectively connected. SPG expects to withhold United States income tax, as described below, on the gross amount of any distributions paid to a Non-U.S. Stockholder unless (i) the Non-U.S. Stockholder files an IRS Form 4224 with SPG claiming that the distribution is "effectively connected" or (ii) certain other exceptions apply.

    A distribution by SPG that is not attributable to gain from the sale or exchange by SPG of a United States real property interest and that is not designated by SPG as a capital gain dividend will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits. Generally, an ordinary income dividend will be subject to tax at the rate of 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. A distribution in cash in excess of SPG's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its shares of SPG stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares. SPG is required to withhold from distributions to Non-U.S. Stockholders, and to remit to the IRS, 30% of the amount of ordinary dividends. A distribution in excess of SPG's earnings and profits may be subject to 30% dividend withholding if, at the time of the distribution, it cannot be determined whether the distribution will be in an amount in excess of SPG's current or accumulated earnings and profits. Any amount not designated as a capital gain dividend or return of basis will be subject to the tax treatment and withholding described below.

    Distributions by SPG that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distribution amounts not subject to the tax treatment described in the preceding paragraph are taxed to a Non-U.S. Stockholder as if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder on such amounts (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

    SPG will be required to withhold from distributions subject to FIRPTA, and remit to the IRS, 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends). In addition, if SPG designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but it is higher than the maximum rate on capital gains of individuals.

    Tax treaties may reduce SPG's withholding obligations. If the amount withheld by SPG with respect to a distribution exceeds the Non-U.S. Stockholder's tax liability, the Non-U.S. Stockholder may file for a refund of such excess from the IRS.

    Unless SPG shares constitute a "United States real property interest" within the meaning of FIRPTA or are effectively connected with a U.S. trade or business, a sale of such shares by a Non-U.S. Stockholder generally will not be subject to United States taxation. SPG shares will not constitute a United States real property interest if SPG is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. We believe that SPG is a domestically controlled REIT, and therefore that the sale of shares in SPG will not be subject to taxation under FIRPTA. However, because SPG shares are publicly traded, no assurance can be given that SPG will continue to be a domestically controlled REIT. Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on such individual's capital gains. If SPG did not constitute a domestically controlled REIT, whether a Non-U.S. Stockholder's sale of shares of SPG would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the shares were "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE, on which the shares of SPG Common Stock are listed) and on the size of the selling stockholder's interest in SPG (i.e., 5% or less ownership). If the gain on the sale of SPG's shares were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In any event, a purchaser of shares of SPG Common Stock from a Non-U.S. Stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased shares are "regularly traded" on an established securities market or if SPG is a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser of shares of SPG Common Stock may be required to withhold ten percent of the purchase price and remit such amount to the IRS.

Information Reporting Requirement And Backup Withholding Tax

    SPG will report to its U.S. Stockholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, U.S. Stockholders may be subject to backup withholding. Backup withholding will apply only if the holder

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  fails to furnish its taxpayer identification number ("TIN") (which, for an individual, would be his Social Security number),

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  furnishes an incorrect TIN,

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  is notified by the IRS that it has failed properly to report payments of interest and dividends, or

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  under certain circumstances, fails to certify, under penalty of perjury, that is has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

    Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against such U.S. Stockholder's United States federal income tax liability and may entitle such U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

    Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders. For example, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their foreign status to us on Form W-8BEN. Non-U.S. Stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

Additional Federal Income Taxation Considerations Relating to "Paired REIT" Status

    Separate Taxation.  Although the common stock of SPG and SRC may only be transferred as a unit, holders of paired shares will be treated for U.S. federal income tax purposes as holding shares of SPG common stock and SRC common stock. Although holders of paired shares own beneficial interests in SRC shares through the SRC Trusts, for federal income tax purposes such holders will be treated as owning the SRC shares underlying the SRC Trusts. The tax treatment of distributions to stockholders and of any gain or loss upon the sale or other disposition of the paired shares (as well as the amount of gain or loss) must therefore be determined separately with respect to each share of SPG Common Stock and each share of SRC Common Stock contained within each paired share. The tax basis and holding period for each share of SPG Common Stock and SRC Common Stock also must be determined separately. Upon a taxable sale of a paired share, the amount realized should be allocated between the SPG and SRC stock based on their then-relative values. Since SRC is not a REIT but is instead a regular C corporation, it will be subject to corporate level tax, without the benefit of the dividend paid deduction available to REITs.

    Distributions from SRC up to the amount of SRC's current or accumulated earnings and profits (less any earnings and profits allocable to distributions on any preferred stock of SRC) will be taken into account by U.S. Stockholders as ordinary income and generally will be eligible for the dividends-received deduction for corporations (subject to certain limitations). Distributions in excess of SRC's current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted tax basis of the holder's SRC Common Stock, but rather will reduce the adjusted tax basis of such SRC Common Stock. To the extent such distributions exceed the adjusted tax basis of a holder's SRC Common Stock, they will be included in income as long-term capital gain (or short-term capital gain if the SRC Common Stock has been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. Individual taxpayers are subject to a minimum tax rate of 20% on long-term capital gain and all or a portion of such gain may be taxed at a higher rate if the individual is subject to the alternative minimum tax.

    A sale of SRC Common Stock, if considered a sale or exchange of a United States real property interest, will be taxed to a Non-U.S. Stockholder under FIRPTA. It is unclear whether the assets of SRC cause SRC to constitute a real property holding company, thereby causing SRC Common Stock to be United States real property interests. Even if SRC is considered a real property holding company, whether a Non-U.S. Stockholder's sale of shares of SRC would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market and on whether the selling stockholder owns or owned 5% or less of the SRC Common Stock. See "—Special Tax Consideration for Foreign Stockholders."

State And Local Tax Considerations

    SPG is, and its stockholders may be, subject to state or local taxation in various state or local jurisdictions where SPG, its affiliates and its stockholders transact business or reside. The state and local tax treatment of SPG and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in paired shares.

Possible Federal Tax Developments

    The rules dealing with federal income taxation are constantly under review by the IRS, the Treasury Department and Congress. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which could affect the taxation of the Companies and their stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting the Companies or their stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative action.

SELLING STOCKHOLDERS

    The shares covered by this prospectus are being registered pursuant to the registration rights agreements by and among SPG and the selling stockholders, copies of which are filed as exhibits to the registration statement.

    The following table sets forth, to our knowledge, certain information about the selling stockholders as of December 3, 2001.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering(1)		Percentage of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Offered Hereby	Number of Shares Beneficially Owned After Offering(1)(2)	Percentage of Shares Beneficially Owned After Offering(1)(2)
Brandywine Realty, Inc.	247,191	(3)	*%	247,191	-0-	*%
O'Connor Retail Partners, L.P.	734,821		*%	175,000	559,821	*%

(1)
Except as otherwise indicated, the number of shares beneficially owned is determined under rules promulgated by the SEC, and the information may not represent beneficial ownership for any other purpose. Each selling stockholder has sole voting power and investment power with respect to all shares listed as owned by such selling stockholder. Includes units of limited partnership of the Operating Partnership which are exchangeable for shares on a one-for-one basis.

(2)
We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may elect not to sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, we cannot estimate the number of the shares that will beheld by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by the prospectus will be held by the selling stockholders.

(3)
Does not include 2,105,544 units of limited partnership of the Operating Partnership held by JCP Realty, an affiliate of the selling stockholder.

*
Less than 0.1%

PLAN OF DISTRIBUTION

    The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from one of the selling stockholders as a pledge, gift or other non-sale related transfer. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

    The selling stockholders will act independently of the Companies in making decisions with respect to the timing, manner and size of each sale. These sales may be made at a fixed price or prices, which may be changed or at prices on the New York Stock Exchange and under terms then prevailing or at prices related to the then current market price. Sales may also be made in negotiated transactions at negotiated prices, including pursuant to one or more of the following methods:

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus,

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers,

  •
  an exchange distribution in accordance with the rules of the New York Stock Exchange or other exchange or trading system on which the shares are admitted for trading privileges,

  •
  sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares,

  •
  sales in other ways not involving market makers or established trading markets,

  •
  through put or call transactions relating to the shares,

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, and

  •
  in privately negotiated transactions.

    In connection with distributions of the shares or otherwise, the selling stockholders may:

  •
  enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume,

  •
  sell the shares short and redeliver the shares to close out such short positions,

  •
  enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell, or

  •
  pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

    In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

    In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale.

    In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

    In order to comply with the securities laws of certain states, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

    At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth:

  •
  the number of shares being offered,

  •
  the terms of the offering, including the name of any underwriter, dealer or agent,

  •
  the purchase price paid by any underwriter,

  •
  any discount, commission and other underwriter compensation,

  •
  any discount, commission or concession allowed or reallowed or paid to any dealer, and

  •
  the proposed selling price to the public.

    We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

    We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to the Registration Statement or (2) one year from the date the shares were issued.

LEGAL MATTERS

    The validity of the securities offered hereby and certain federal income tax matters have been passed upon for us by Baker & Daniels, Indianapolis, Indiana.

EXPERTS

    The audited financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve the plans, intentions or expectations discussed in these forward-looking statements. Our actual results could differ materially. We have included important factors in the cautionary statements contained or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe would cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The SEC allows us to "incorporate by reference" the information we file with them, which means:

  •
  incorporated documents are considered part of the prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file with the SEC will automatically update and supersede this incorporated information.

    We incorporate by reference the following documents that we have filed with the SEC:

  •
  Annual Report on Form 10-K for the year ended December 31, 2000;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

  •
  Current Reports on Form 8-K dated February 16, 2001, May 11, 2001, July 1, 2001, August 10, 2001 and November 14, 2001;

  •
  The definitive proxy statement for our 2001 annual meetings of stockholders; and

  •
  The description of the paired shares of common stock contained in the Registration Statement on Form 8-A/A filed on September 24, 1998, including any amendment or report filed for the purpose of updating such description.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed or after the date of this initial registration statement and before the effectiveness of the registration statement:

  •
  reports filed under Sections 13(a) and (c) of the Exchange Act;

  •
  definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

  •
  any reports filed under Section 15(d) of the Exchange Act.

    You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

    You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operation may have changed since that date.

    To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write Simon Property Group, 115 West Washington Street, Suite 15 East, Indianapolis, IN, Attention: Investor Relations (317/685-7330).

WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at https://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The SEC's address in Washington, D.C. is 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information on SPG, SRC and the securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*

    The expenses (not including underwriting commissions and fees) of issuance and distribution of the securities are estimated to be:

Registration Fee	$2,963
Accounting Fees and Expenses	7,500
Attorneys' Fees and Expenses	15,000
Miscellaneous Expenses	5,000	*

Total	$30,463

*
Estimated.

Item 15.  Indemnification of Directors and Officers.

    The Registrants' officers and directors are indemnified under Delaware law, the Registrants' Charters and the Partnership Agreement of Simon Property Group, L.P. (the "Operating Partnership") against certain liabilities. The Delaware General Corporation Law ("DGCL") generally permits a corporation to indemnify its directors and officers, among others, against expenses, judgments, fines and amounts paid in settlement actually or reasonably incurred by them in the defense or settlement of third-party actions or action by or in right of the corporation, and for judgments in third party actions provided there is a determination by directors who were not parties to the action, or if directed by such directors, by independent legal counsel or by a majority vote of a quorum of the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the interests of the corporation, and in a criminal proceeding, that the person had no reason to believe his or her conduct to be unlawful. Without court approval, however, no indemnification may be made in respect of any action by or in right of the corporation in which such person is adjudged liable. The DGCL states that the indemnification provided by statute shall not be deemed exclusive of any rights under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the liability of officers may not be eliminated or limited under Delaware law.

    The Registrants' Charters contain a provision limiting the liability of directors and officers to the Registrants and their stockholders to the fullest extent permitted under and in accordance with the laws of the State of Delaware. Each of the Registrants' Charters provides that the directors will not be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision will not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation and its stockholders; (ii) acts or omissions not in good faith; (iii) any transaction from which the director derived an improper personal benefit; or (iv) any matter in respect of which such director would be liable under Section 174 of the DGCL. The personal liability of a director for violation of the federal securities laws is not limited or otherwise affected. In addition, these provisions do not affect the ability of stockholders to obtain injunctive or other equitable relief from the courts with respect to a transaction involving gross negligence on the part of a director. No amendment of the Registrants' Charters shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. The Registrants' By-Laws contain provisions which implement the indemnification provisions of the Registrants' Charters.

    The Partnership Agreement of the Operating Partnership provides for indemnification of the officers and directors of each general partner of the Operating Partnership to the same extent

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indemnification is provided to officers and directors of the Registrants in their Charters, and limits the liability of such general partners and their officers and directors to the Operating Partnership and their partners to the same extent liability of officers and directors of the Registrants to the Registrants and their stockholders is limited under the Registrants' Charters.

    SPG has entered into indemnification agreements with each of SPG's directors and officers. The indemnification agreements require, among other things, that SPG indemnify its directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. SPG also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover each director and officer if SPG obtains directors' and officers' liability insurance.

    In addition, the Registrants have a directors' and officers' liability and company reimbursement policy that insures against certain liabilities, including liabilities under the Securities Act, subject to applicable retentions.

Item 16.  Exhibits.

    The list of exhibits is incorporated by reference to the Exhibit Index on page E-1.

Item 17.  Undertakings.

    (a)  Each of the undersigned Registrants hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)  Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II–3

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this Amendment No. 1 to Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on December 19, 2001.

SIMON PROPERTY GROUP, INC. and SPG REALTY CONSULTANTS, INC.
By:	/s/ DAVID SIMON David Simon Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in their respective capacities and on December 19, 2001.

Signature	Title

/s/ DAVID SIMON David Simon	Chief Executive Officer and Director (Principal Executive Officer)
/s/ HERBERT SIMON* Herbert Simon	Co-Chairman of the Board of Directors
/s/ MELVIN SIMON* Melvin Simon	Co-Chairman of the Board of Directors
/s/ HANS C. MAUTNER* Hans C. Mautner	Vice Chairman of the Board of Directors
/s/ RICHARD S. SOKOLOV* Richard S. Sokolov	President, Chief Operating Officer and Director
/s/ BIRCH BAYH* Birch Bayh	Director
Melvyn E. Bergstein	Director

S–1

/s/ PIETER S. VAN DEN BERG* Pieter S. van den Berg	Director
/s/ G. WILLIAM MILLER* G. William Miller	Director
/s/ FREDRICK W. PETRI* Fredrick W. Petri	Director
/s/ J. ALBERT SMITH, JR.* J. Albert Smith, Jr.	Director
/s/ PHILIP J. WARD* Philip J. Ward	Director
/s/ M. DENISE DEBARTOLO YORK* M. Denise DeBartolo York	Director
/s/ STEPHEN E. STERRETT Stephen E. Sterrett	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ JOHN DAHL John Dahl	Senior Vice President (Principal Accounting Officer)
*By:	/s/ DAVID SIMON
David Simon, Attorney-in-fact

S–2

INDEX TO EXHIBITS

Exhibit No.		Description of Exhibit
4.1		Restated Certificate of Incorporation of Simon Property Group, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed October 9, 1998).
4.2		Restated By-laws of Simon Property Group, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed October 9, 1998).
4.3		Restated Certificate of Incorporation of SPG Realty Consultants, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant's Current Report on Form 8-K filed October 9, 1998).
4.4		Restated By-laws of SPG Realty Consultants, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant's Current Report on Form 8-K filed October 9, 1998).
4.5		Simon Property Group, Inc. Registration Rights Agreement, dated as of September 24, 1998, by and among Simon Property Group, Inc. and the persons named therein (incorporated by reference to Exhibit 4.4 to the Registrant's Current Report on Form 8-K filed October 9, 1998).
4.6		Issuance Agreement dated as of September 23, 1998, between Simon Property Group, Inc. and SPG Realty Consultants, Inc. (incorporated by reference to Exhibit 4.5 to the Registrant's Current Report on Form 8-K filed October 9, 1998).
4.7		Trust Agreement, dated as of October 30, 1979, among shareholders of predecessors in interest to Simon Property Group, Inc. and SPG Realty Consultants, Inc., and First Jersey National Bank, as Trustee (incorporated by reference to Exhibit 4.7 of the Form S-4 filed by Corporate Property Investors, Inc. (Reg. No. 333-61399).
4.8	*	Registration Rights Agreement, dated as of November 14, 1997, by and between O'Connor Retail Partners, L.P. and Simon DeBartolo Group, Inc.
5		Opinion of Baker & Daniels.
8		Tax Opinion of Baker & Daniels.
23.1	*	Consent of Arthur Andersen LLP.
23.2		Consent of Baker & Daniels is contained in their opinions filed as Exhibits 5 and 8.
24		Power of Attorney (included on the Signature Page).

*
Previously filed.

E–1

QuickLinks

TABLE OF CONTENTS
WHO WE ARE
USE OF PROCEEDS
RISK FACTORS
DESCRIPTION OF CAPITAL STOCK
IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW
RESTRICTIONS ON OWNERSHIP AND TRANSFER
IMPORTANT FEDERAL INCOME TAX CONSIDERATIONS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
INDEX TO EXHIBITS